UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0501994
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

35 Dory Road, Gloucester, MA                     01930

(Address of principal executive offices)                     (zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates:                              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Preferred Stock Purchase Rights

(Title of Class)

This Amendment No. 1 to Form 8-A amends the Form 8-A filed by Varian Semiconductor Equipment Associates, Inc. with the Securities and Exchange Commission on April 1, 1999.

Item 1.    Description of Registrant’s Securities to be Registered.

The purpose of this Amendment No. 1 to Form 8-A is to revise the description of rights to purchase Varian Semiconductor Equipment Associates, Inc.’s participating preferred stock, par value $0.01 per share (the “Preferred Stock”) (which rights to purchase have been previously registered pursuant to Section 12(g) of the Exchange Act of 1934, as amended), to reflect certain amendments to the Rights Agreement, dated as of February 19, 1999 (the “Rights Agreement”) between Varian Semiconductor Equipment Associates, Inc. and First Chicago Trust Company of New York, as Rights Agent.

Pursuant to Amendment No. 1 to the Rights Agreement, dated October 15, 2001 (“Amendment No. 1”), the Rights Agreement was amended to:

•	appoint EquiServe Trust Company, N.A., as Rights Agent; and

•	delete Section 4.4 of the Rights Agreement entitled “Change of Rights Agent” in its entirety and replace it with the following:

Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common stock or Preferred stock by registered or certified mail and to the holders of the Right in accordance with Section 5.9. The Company may remove the Rights Agent of any successor Rights Agent, as the case may be, upon 30 days’ notice in writing mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common stock or Preferred stock by registered or certified mail, and to the holders of the Right in accordance with Section 5.9. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (who shall, with such notice, submit such holder’s Right Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States or the State of New York or Massachusetts or of any other state as long as such corporation is authorized to do business in the State of New York or Massachusetts, in good standing, which is authorized under such laws to exercise corporate

Trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent, a combined capital and surplus of at least $100 million. After appointment, the successor Rights agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally been named as Rights Agent and transfer act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common stock or Preferred Stock, and mail a notice thereof in writing to be the holders of the Rights in accordance with Section 5.9. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Pursuant to Amendment No. 2 to the Rights Agreement, dated October 25, 2004 (“Amendment No. 2”), the Rights Agreement, as amended, was further amended to:

•	provide that Franklin Resources, Inc., until such time as Franklin Resources, Inc. becomes the Beneficial Owner (other than by means of a stock dividend or stock split) of more than 5,450,000 shares of Voting Stock (such number to be appropriately adjusted in the event of any stock dividend or stock split), shall not be included in the term “Acquiring Person” until (A) from and after such time as Franklin Resources, Inc. becomes the Beneficial Owner of less than 3,817,500 shares of Voting Stock or (B) from and after such time as Franklin Resources, Inc. (or any of its Affiliates) reports or is required to report its Beneficial Ownership of Voting Stock on Schedule 13D under the Securities Exchange Act of 1934 (or any comparable or successor report); and

•	amend Section 5.4 of the Rights Agreement entitled “Supplements and Amendments” to add that any supplement or amendment satisfying the terms of the first sentence of Section 5.4 shall be effective upon execution of the Company (whether or not then executed by the Rights Agent).

Amendment No. 1 and Amendment No. 2 are filed as exhibits to this Amendment No. 1 to Form 8-A. The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2.    Exhibits.

Exhibit No.	Description of Document
99.1	Amendment No. 1, dated as of October 15, 2001, to the Rights Agreement dated as of February 19, 1999, between Varian Semiconductor Equipment Associates, Inc. and First Chicago Trust Company of New York.

99.2	Amendment No. 2, dated as of October 25, 2004, to the Rights Agreement, as amended by Amendment No. 1, dated as of October 15, 2001.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC. (Registrant)

By:	/s/ Robert J. Halliday
Name: Robert J. Halliday Title: Executive Vice President, Treasurer and Chief Financial Officer

Date: October 25, 2004

EXHIBIT INDEX

Exhibit No.	Description of Document
99.1	Amendment No. 1, dated as of October 15, 2001, to the Rights Agreement dated as of February 19, 1999, between Varian Semiconductor Equipment Associates, Inc. and First Chicago Trust Company of New York.

99.2	Amendment No. 2, dated as of October 25, 2004, to the Rights Agreement, as amended by Amendment No. 1, dated as of October 15, 2001.